EXHIBIT 28 (b)




               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549




                            FORM 11-K

                          ANNUAL REPORT
                PURSUANT TO SECTION 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

(Mark One):

[X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
     SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED].

For the fiscal year ended December 31, 1993

                               OR

 [ ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
      SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED].

For the transition period from ______ to ______

Commission file number 1-6016



     A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

      THE ALLEN GROUP INC. EMPLOYEE BEFORE-TAX SAVINGS PLAN
                          (the "Plan")

     B. Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office:

               THE ALLEN GROUP INC. (the "Company")
               25101 Chagrin Boulevard
               Beachwood, Ohio  44122


                      THE ALLEN GROUP INC.

                EMPLOYEE BEFORE-TAX SAVINGS PLAN

                            FORM 11-K

          (For the fiscal year ended December 31, 1993)






                        Table of Contents



Financial Statements


            (i)  Report of Independent Accountants           3

           (ii)  Statements of Financial Condition -
                 December 31, 1993 and 1992                  4

          (iii)  Statements of Income and Changes
                 in Plan Equity for the years
                 ended December 31, 1991, 1992
                 and 1993                                    5

           (iv)  Notes to Financial Statements              6 - 12

          Schedules are omitted because they are not required or not applicable or because the information is furnished elsewhere in the financial statements or the notes thereto.










                REPORT OF INDEPENDENT ACCOUNTANTS


To the Employee Before-Tax Savings Plan Committee and the Participants in The Allen Group Inc.
  Employee Before-Tax Savings Plan:


We have audited the accompanying statements of financial condition of THE ALLEN GROUP INC. EMPLOYEE BEFORE-TAX SAVINGS PLAN as of December 31, 1993 and 1992, and the related statements of income and changes in plan equity for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of THE ALLEN GROUP INC. EMPLOYEE BEFORE-TAX SAVINGS PLAN as of December 31, 1993 and 1992 and the results of its operations and changes in plan equity for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

As described in Note 4 to the financial statements, the Plan has modified its accounting for amounts owed to Plan participants based upon recently issued professional guidance.



                                                COOPERS & LYBRAND







Cleveland, Ohio
April 18, 1994

                           THE ALLEN GROUP INC. EMPLOYEE BEFORE-TAX SAVINGS PLAN
                                     STATEMENTS OF FINANCIAL CONDITION
                                        December 31, 1993 AND 1992


                                 Fidelity     Fidelity    Fidelity    Allen
                                 Managed      Equity -   Retirement   Common     Participant
                                 Income       Income      Growth      Stock         Loan
                                Portfolio   Fund, Inc.      Fund       Fund       Account      Total


December 31, 1993
Investments, at market value
   (Note 2)                     $1,217,785   $1,191,203  $  860,690  $3,078,930  $      -   $6,348,608
Loans receivable from
   participants (Note 5)                 -            -           -           -   266,380      266,380
Contributions receivable
   (Note 3):
   Participants                     12,488       17,243      14,329      35,476         -       79,536
   Company                               -            -           -      10,791         -       10,791
Other receivables                    5,127       20,005      51,652      17,934     4,834       99,552
Cash and equivalents                37,258        8,682      21,162           -         -       67,102
Other payables                           -            -           -     (18,771)   (8,263)     (27,034)
Plan Equity, End of Year        $1,272,658   $1,237,133  $  947,833  $3,124,360  $262,951   $6,844,935

December 31, 1992
Investments, at market value
   (Note 2)                     $1,491,896   $1,727,938  $1,276,209  $3,441,231  $      -   $7,937,274
Loans receivable from
   participants (Note 5)                 -            -           -           -   191,341      191,341
Contributions receivable
   (Note 3):
   Participants                     20,046       24,013      21,888      23,455         -       89,402
   Company                               -            -           -      17,166         -       17,166
Other receivables                    5,388        4,756      26,738      44,712    54,357      135,951
Cash and equivalents                34,374          544         957       8,939     7,374       52,188
Undistributed terminations and
   withdrawals, at market value
   (Note 4)                         (3,747)      (1,172)     (1,211)    (50,842)        -      (56,972)
Plan Equity, End of Year        $1,547,957   $1,756,079  $1,324,581  $3,484,661  $253,072   $8,366,350

The Notes are an integral part of these statements.


                           THE ALLEN GROUP INC. EMPLOYEE BEFORE-TAX SAVINGS PLAN
                              STATEMENTS OF INCOME AND CHANGES IN PLAN EQUITY
                           FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
                                 Fidelity     Fidelity     Fidelity     Allen
                                  Managed     Equity -    Retirement    Common   Participant
                                  Income       Income       Growth      Stock       Loan
                                Portfolio    Fund, Inc.      Fund        Fund       Account     Total

1991
Contributions (Note 3)         $  367,734  $  332,531   $  300,017   $  493,682   $      -    $1,493,964
Investment income:
   Dividends                            -      53,945            -       12,890          -        66,835
   Interest                       123,678           -       61,202          811         33       185,724
Net appreciation in the
   fair value of investments            -     323,374      268,801    1,276,687          -     1,868,862
Withdrawals and distributions
   (Note 4)                      (689,529)   (622,594)    (452,860)    (794,226)         -    (2,559,209)
Interfund transfers (Note 3)      (18,154)    (22,242)       1,709      (23,839)    62,526             -
Plan Equity, December 31, 1991  1,421,726   1,373,689      940,368    2,381,603     62,559     6,179,945
1992
Contributions (Note 3)            247,435     284,515      252,430      542,760          -     1,327,140
Investment income:
   Dividends                            -      61,272            -       26,130          -        87,402
   Interest                        94,826           -      230,440        1,266      3,039       329,571
Net appreciation (depreciation)
   in the fair value of
   investments                          -     154,157     (109,058)   1,007,178          -     1,052,277
Withdrawals and distributions
   (Note 4)                      (143,332)   (132,495)    (104,093)    (230,065)         -      (609,985)
Interfund Activity:
   Interfund transfers            (60,630)     53,308      156,580     (149,258)         -             -
   Interfund loans                (12,068)    (38,367)     (42,086)     (94,953)   187,474             -
Plan Equity, December 31, 1992  1,547,957   1,756,079    1,324,581    3,484,661    253,072     8,366,350
1993
Contributions (Note 3)            201,051     243,129      200,665      730,244          -     1,375,089
Investment income:
   Dividends                        5,611      49,347            -       26,381          -        81,339
   Interest                        80,840      17,293       82,315          485     13,451       194,384
Net appreciation in the fair
   value of investments                 -      61,167       99,136    2,438,171          -     2,598,474
Withdrawals and distributions
   (Note 4)                      (639,428)   (789,923)    (673,986)  (3,724,336)         -    (5,827,673)
Interfund Activity:
   Interfund transfers             55,106    (114,561)     (97,940)     124,248     33,147             -
   Interfund loans                 17,774      13,430       11,851       (6,336)   (36,719)            -
Cumulative change in account-
   ing principle (Note 4)           3,747       1,172        1,211       50,842          -        56,972
Plan Equity, December 31, 1993 $1,272,658  $1,237,133   $  947,833   $3,124,360   $262,951    $6,844,935
The Notes are an integral part of these statements.


      THE ALLEN GROUP INC. EMPLOYEE BEFORE-TAX SAVINGS PLAN

                  NOTES TO FINANCIAL STATEMENTS




1.   SUMMARY OF ACCOUNTING POLICIES

     Participants' contributions to the Plan are invested by the Trustee in the Investment Funds (described in Note 3), which include the Allen Common Stock Fund, as directed by participants. The Company's contributions to the Plan, if any, are invested by the Trustee exclusively in the Allen Common Stock Fund, with the exception that, to avoid the retention of idle funds, investments are made in cash equivalent securities for periods generally not exceeding 30 days prior to investment in such Investment Funds. Investments are stated at market value. Shares in the Allen Common Stock Fund are valued at the last sale price of the Company's common stock on the New York Stock Exchange Composite Tape on the last business day of the year. Investments in the Fidelity Equity-Income Fund, Inc. and Fidelity Retirement Growth Fund are valued at their respective net asset value per unit as quoted by the National Association of Security Dealers on the last business day of the year. Investments in the Fidelity Managed Income Portfolio are valued at cost plus accrued interest which approximates market value.

     The Plan uses the accrual method for recognizing contributions and investment income. Prior to 1993, the Plan also used the accrual method for recognizing undistributed withdrawals. However, this method of accounting was changed in the current year to conform with recently issued professional guidance which is described in Note 4. Dividends are accrued on the ex-dividend date. Withdrawals and distributions are valued using current market prices at the time withdrawals and distributions are made.

     The Plan presents in the statements of income and changes in plan equity the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

     All expenses of administering the Plan, including the Trustee's fees are paid by the Company. Brokerage commissions and other expenses relating to the sale of the Investment Funds for the account of any participant in connection with a withdrawal or distribution from the Plan are deducted from the proceeds of the sale.



2.   INVESTMENTS

     The cost, market value and net asset value per unit/share at December 31, 1993 and 1992 for the respective Investment Funds (see
Note 3) were as follows:

                                        December 31, 1993
                                                       Net Asset
                                              Market   Value Per
                                   Cost       Value    Unit/Share
Fidelity Managed Income
   Portfolio (1,217,785 units)  $1,217,785  $1,217,785   $1.00
Fidelity Equity-Income
   Fund, Inc. (35,201 units)       982,136   1,191,203   $33.84
Fidelity Retirement Growth
   Fund (47,447 units)             825,118     860,690   $18.14
Allen Common Stock Fund
   (169,872 shares)              1,454,960   3,078,930   $18.13
                                $4,479,999  $6,348,608

                                        December 31, 1992
                                                       Net Asset
                                              Market   Value Per
                                   Cost       Value    Unit/Share
Fidelity Managed Income
   Portfolio (1,491,896 units)  $1,491,896  $1,491,896    $1.00
Fidelity Equity-Income
   Fund, Inc. (59,564 units)     1,542,556   1,727,938   $29.01
Fidelity Retirement Growth Fund
   (77,628 units)                1,250,189   1,276,209   $16.44
Allen Common Stock Fund
   (254,906 shares)              1,810,482   3,441,231   $13.50
                                $6,095,123  $7,937,274

3.   CONTRIBUTIONS

     Participation in the Plan is voluntary, and all employees (full-time and part-time, salaried, hourly and union employees, if required by a collective bargaining agreement) of the Company and its subsidiaries in the United States (other than its territories and possessions) who were employees on October 1, 1985 or who thereafter have completed six months of employment are eligible to be participants. A participant may contribute to the Plan in each month any whole percentage of his or her compensation he or she selects for such month which is not less than 1% or more than 12% of his or her compensation for such month. Compensation includes base salary, overtime earnings, bonuses (other than bonus payments under the Company's Key Management Deferred Bonus Plan or any successor or similar plan) and commissions. Contributions by participants may be made only through periodic payroll deductions.


     Unless the Company increases, decreases or suspends its monthly contributions in accordance with the terms of the Plan, the Company makes a monthly contribution for each participant equal to 25% of the first 1%, 25% of the second 1%, and 50% of the third 1%, compensation contributed by the participant during such month, up to a maximum Company contribution of $1,200 per year. As soon as practicable after the end of each month, the participants' and the Company's contributions are forwarded to the Trustee for invest-ment. Company contributions to the Allen Common Stock Fund in-cluded in the statements of income and changes in plan equity were $185,711, $223,593 and $230,670 for the years ended December 31,
1993, 1992 and 1991, respectively.

     Effective January 29, 1991, the "Fidelity Freedom Fund" was renamed the "Fidelity Retirement Growth Fund"; there were no changes to the Fund's investment objectives or policies.

     Participants' contributions to the Plan are invested by the Trustee, as directed by the participant, in one investment fund or divided in multiples of 25% among two or more funds, with such funds (the "Investment Funds") comprised of the following:

                                                      Number of
                                                     Participants
                                                        as of
                                                     December 31,
                                                     1993    1992

(i)   Fidelity Managed Income Portfolio:  which
      is intended to be the most conservative of
      the four Investment Funds, invests in a
      portfolio of investment contracts issued
      by insurance companies and banks, as well
      as U.S. Government and agency obligations;      254     434


(ii)  Fidelity Equity-Income Fund, Inc.:  seeks
      reasonable income by investing primarily in
      common and preferred stocks and convertible
      bonds that are currently paying dividends
      and/or interest and also have the potential
      for capital appreciation;                       273     487

(iii) Fidelity Retirement Growth Fund:  seeks cap-
      ital appreciation by investing primarily in
      common stocks with growth potential, with
      the emphasis not on dividend income; and        214     389

(iv)  Allen Common Stock Fund:  consists solely of
      shares of common stock (par value $1.00
      per share) of the Company                       460     758

     The total number of participants in the Plan is less than the sum of participants shown above due to participation in multiple
Investment Funds by some of the participants.

     A participant may change Investment Funds as to any future participant contributions (in multiples of 25% of such contribu-tions) once a month by submitting a prescribed form to the Committee. Such change will be effective as soon as practicable after the Committee is notified and will include contributions made during the month in which such change is made as well as future contributions. Effective June 25, 1991, a participant may transfer all or part (in multiples of 25%) of the value of his existing Participant Contribution Account (Note 4) between Investment Funds by submitting a prescribed form to the Committee during the months of February, May, August or November, which transfer will be effective as of the following April 1, July 1, October 1 or January 1, as the case may be, by the sale of part or all of the Investment Fund or Funds out of which the participant is transferring and the investment of the cash proceeds of such sale in the Investment Fund or Funds to which the participant is transferring. The expenses, except for brokerage fees, of such sales and investments will be paid by the Company. The Committee may at any time or from time to time, in its sole discretion, add or delete funds in which participant contributions may be invested.

     Participant contributions to the Plan are invested by the Trustee in the Investment Funds as directed by participants, and Company contributions to the Plan are invested by the Trustee exclusively in the Allen Common Stock Fund, with the exception that, to avoid the retention of idle funds, such participant and Company contributions may be invested in cash equivalent securities for periods generally not exceeding 30 days prior to investment in the Allen Common Stock Fund or the other Investment Funds. While such contributions are invested in cash equivalent securities, interest is accrued until the contributions are allocated to the respective Investment Funds.

     The Trustee purchases shares of the Company's common stock on a national securities exchange at then current market prices or in any other manner that the Trustee deems appropriate, including purchases from the Company, and invests in the other Investment Funds, as directed by the participants. At December 31, 1993, the Company had authorized and made available for purchase by the Plan 53,618 shares of its common stock held in treasury shares at 15% below prevailing market prices. The Company has no control over the times or prices at which the Trustee makes such purchases and investments or the amounts thereof, and the number of shares or units purchased depends on the prices paid by the Trustee. In addition to purchases on the New York Stock Exchange, during 1993, 1992 and 1991, the Trustee purchased from the Company 108,880, 56,452 and 68,164 shares (share data has been restated to reflect a two-for-one stock split by Company paid in October, 1993), respectively, of common stock for the accounts of participants in the Plan.

4.   VESTING AND WITHDRAWALS

     The Plan provides that two accounts be maintained for each participant. Investments acquired with the participant's contri-butions are held in the Participant Contribution Account, and investments acquired with the Company's contributions are held in the Employer Contribution Account. Cash dividends, interest and investment earnings paid on the investments in each of the partici-pant's accounts are automatically reinvested in the respective Investment Funds to which they relate. Each participant's interest in his or her Participant and Employer Contribution Accounts is always fully vested. Except for permitted withdrawals after attaining age 59-1/2 and hardship distributions, the participant's investments are distributable only when employment terminates. A participant, or the beneficiary of a deceased participant, is entitled to receive the aggregate value of the participant's shares and units held under the Plan if employment is terminated for any reason, including death, disability or retirement.

     While employed by the Company or a subsidiary, a participant may withdraw all or any part of his or her Participant Contribution Account and his or her Employer Contribution Account only in cases of financial hardship or after attaining age 59-1/2. In cases of financial hardship where a participant requires funds to meet an immediate, heavy financial need and has no other resources reason-ably available to meet that need, he or she may request the Committee to authorize a withdrawal by him or her from his or her Participant and Employer Contribution Accounts. The Committee relies on Internal Revenue Service ("IRS") guidelines to determine if financial hardship exists and to determine the amount, if any, of the withdrawal to be made by the participant. In addition, after attaining 59-1/2, a participant may withdraw all or a portion of his or her Participant and Employer Contribution Accounts for any reason without penalty.

     No more than one withdrawal may be made in a six-month period. All withdrawals must be for the number of shares in the Allen Common Stock Fund or units in the other Investment Funds equal in value as of the applicable valuation date and must total at least $1,000. If the shares and units in the participant's accounts have a lower value prior to the actual distribution then the withdrawal will equal the lower value.

     Shares or units withdrawn and distributed in 1993, 1992 and 1991 by participants from the respective Investments Funds were as follows:




                                          1993     1992     1991

     Fidelity Managed Income Portfolio  627,759  280,357  587,176
     Fidelity Equity-Income Fund, Inc.   42,808    9,107   27,312
     Fidelity Retirement Growth Fund    124,672   10,584   28,347
     Allen Common Stock Fund             80,303   44,458   83,740

     Based upon the recently issued Accounting and Auditing Guide (with conforming changes as of May 31, 1993), "Audits of Employee Benefit Plans" by the American Institute of Certified Public Accountants, the Plan no longer accounts for amounts owed to withdrawing but unpaid former participants and participant loans in process as Plan liabilities. The financial statements for the year ended December 31, 1993 include this cumulative change in accounting principle in the statement of income and changes in plan equity. Benefit obligations for persons who have withdrawn from participation in the Plan are as follows at December 31, 1993:

     Fidelity managed Income Portfolio           $ 28,735
     Fidelity Equity Income Fund, Inc.             27,205
     Fidelity Retirement Growth Fund               10,460
     Allen Common Stock Fund                       87,603
                                                 $154,003

5.   PARTICIPANT LOAN ACCOUNT

     In June 1991, the Board of Directors of the Company amended the Plan to permit participants to borrow, for any reason, up to 50% of the value of his/her Investment Funds including employer contributions. As more fully described in the "Loan Rules," participants must meet certain minimum qualifications to obtain a loan, and loans must be for a minimum of $500 and cannot exceed $50,000. The term of the loan can be for any period of time up to 60 months as selected by the participant; such loans bear interest at the prime rate charged by the Company's principal lending banks plus 1% at the time the loan is made and will carry such interest rate throughout their terms. Monthly principal and interest repayments (done automatically through payroll deductions) will be credited to the participant's own account and will be reinvested in the Investment Funds in the same manner as the participant's contributions are invested.

     If a loan is declared in default (as defined), the entire outstanding principal and interest balance will become immediately due and payable, and if not immediately paid the loan will be cancelled and the outstanding balance will be treated as a distribution or withdrawal from the Plan depending upon the participant's tax circumstances. However, the Plan Committee, in its sole discretion, may take such action as it considers appropriate to collect the unpaid principal and accrued interest on a defaulted loan. Funds for a loan will be obtained from the net proceeds, after the payment of brokerage commissions and other expenses, of the sale of a sufficient number of units or shares in the participant's Investment Fund account.

6.   FEDERAL INCOME TAXES

     The Company has received a determination from the IRS that the Plan is a qualified plan under Section 401(a) and 401(k) of the Internal Revenue Code. Accordingly, the Plan is not subject to federal income taxes, and employer and participant contributions and earnings of the Plan will not be subject to U.S. income taxes until distributed to the participants. Early withdrawals or distributions may subject the participant to certain tax penalties.

7.   SALE OF DIVISION

     Effective June 10, 1993, The Allen Group Inc. sold the net assets of its automotive diagnostic test equipment business comprised of: the Company's Allen Testproducts division (U.S. and Canada); Allen Group Electronics Puerto Rico Inc.; The Allen Group Leasing Corporation; and The Allen Testproducts division and related leasing operations of The Allen Group Canada Limited; to SPX Corporation. In connection with this sale, the Plan assets and corresponding future liability relating to employees of the above mentioned entities were transferred to SPX Corporation in 1993. This transfer of funds has been included in the statement of income and changes in plan equity as "withdrawals and distributions" and amounted to approximately $3,136,000.